EXHIBIT 99.1

Evolving Systems Reports Fourth Quarter and Year-End 2015 Financial Results

•                  Acquisition of Sixth Sense Media expands product portfolio and accelerates move into mobile marketing and managed services, positioning Company for profitable growth over the long term

•                  Three new Dynamic SIM Allocation™ (DSA) wins in fourth quarter raises 2015 DSA win total to five, a new record for the Company

•                  License and Services bookings of $5.3 million is the highest in any quarter since 2011; sequential quarter license and services bookings up 39%; sequential quarter license and services backlog up 16%

•                  31st consecutive profitable quarter; profit metrics remain strong with 73% gross margins, 14% operating margins, 26% adjusted-EBITDA margins

•                  First quarter dividend of $0.11 per share, payable April 1, 2016, to stockholders of record on March 28, 2016

ENGLEWOOD, Colorado, March 15, 2016 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in real-time activation, analytics and marketing for connected mobile devices, today reported financial results for its fourth quarter and year-end period ended December 31, 2015.

“Our late third quarter acquisition of Sixth Sense Media (SSM) was a seminal event for Evolving Systems that initiated the Company’s transformation from a traditional software license and service model into a recurring revenue model based on managed services,” said Thomas Thekkethala, CEO. “In the months that followed we have focused intensively on integrating SSM, directing our investment in sales and R&D activities and right-sizing the organization to eliminate redundancies and streamline operations. These actions have resulted in a significant reduction in annualized operating expenses.

“Our vision for the business is straightforward — to help carriers leverage their networks and monetize lucrative next generation mobile services in the areas of advertising, banking, retail, gaming and entertainment.  Carriers have invested billions of dollars in acquiring licenses and customers and in building networks — but have yet to participate in the many emerging opportunities enabled by the mobile channel.  Carriers who have watched ‘over-the-top’ (OTT) players leverage their networks to provide services such as voice, messaging and data, are now turning to global partners such as Evolving Systems to help them deliver these next generation mobile services to their customers.

“Having significantly strengthened our solutions portfolio with the acquisition of SSM, Evolving Systems is uniquely positioned to be a leader in this area.  By combining SSM’s real-time analytics and campaign capabilities with Evolving’s Tertio® Service Activation and Dynamic SIM Allocation™ solutions, we can now provide contextual consumer information to accelerate the monetization of next generation services.  Our integrated solutions help carriers acquire, upsell and retain consumers by creating a highly personalized experience that engages subscribers in real time from the first time they power on a new device through their day-to-day usage.

“A recent example of this new approach was our participation in a highly successful marketing program with a carrier customer in India that launched a 3G to 4G migration campaign by bundling a DSA-enabled 4G SIM card in a full-page advertisement on the front page of India’s largest business newspaper.  We are actively working on initiatives with our carrier customers to accelerate delivery of these next generation mobile services to their subscribers around the world”.

Evolving Systems encourages current and potential investors to review its investor presentation for more information about the Company and its products. The presentation is accessible at www.evolving.com. Click the ‘Investors’ tab, and click the ‘IR Presentation’ link on the lower left.

Financial Results Recap

The Company reported net income of $1.1 million, or $0.09 per diluted share, on revenue of $7.1 million in the fourth quarter versus net income of $1.6 million, or $0.13 per diluted share, on revenue of $7.6 million in the same quarter last year.  Adjusted EBITDA was $1.9 million compared to $2.7 million year over year.  Full year net income was $3.3 million, or $0.28 per diluted share, on revenue of $25.6 million compared to net income of $5.6 million, or $0.47 per diluted share, on revenue of $29.7 million a year ago.  Adjusted EBITDA was $5.8 million versus $9.4 million year over year.

Cash and cash equivalents at December 31, 2015, were $8.4 million versus $9.8 million at 2014 year-end.  The Company declared a first quarter dividend of $0.11 per share, payable on April 1, 2016, to stockholders of record on March 28, 2016.

During February of 2016 Evolving Systems paid down $4.0 million of its $10.0 million revolving line of credit and converted the remaining $6.0 million into a term loan, which is scheduled to be fully repaid by the end of 2019.

Bookings and Backlog Highlights

License and services bookings in the fourth quarter increased 39% sequentially to $5.3 million from $3.8 million the third quarter and increased slightly from $5.2 million in the fourth quarter last year.  Mobile Marketing Solutions (MMS) license and services bookings increased 76% sequentially to $3.9 million from $2.2 million in the third quarter and increased 6% year over year from $3.7 million in the fourth quarter of 2014. Customer support bookings in the fourth quarter increased 45% year over year to $3.7 million.  Bookings are defined as sales orders expected to be recognized as revenue during the following 12 months.

License and services backlog at the end of the fourth quarter was $6.1 million, up 16% sequentially from $5.2 million in the third quarter and up 9% year over year. License and services backlog included $5.0 million in MMS, up 28% sequentially and up 22% year over year, and $1.1 million in TSA.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time. The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 59334889.  A telephone replay will be available through March 29, 2016, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 59334889. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through March 29, 2016. The webcast is also available by clicking the following link: http://edge.media-server.com/m/p/2s528tc4

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions).  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 75 network operators in over 50 countries worldwide. The Company’s portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation and connected devices; mobile data enablement solutions to successfully monetize mobile data traffic; number management products that reliably and efficiently manage number resources; and real-time analytical and marketing solutions offering highly personalized interactive campaigns. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, India, Malaysia and Romania. For more information please visit www.evolving.com or follow us on Twitter http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the impact of the SSM acquisition, the market for the Company’s products, prospects for new customer wins, the Company’s ability to deliver and help customers accelerate monetization of new services, and the Company’s continued ability to pay dividends, achieve profitable growth, or post quarterly or year to date results that are similar to those described in this press release are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 15, 2016; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Evolving Systems Marketing Department

marketing@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue:
License fees and services	$4,407	$5,048	$15,584	$19,738
Customer support	2,665	2,551	9,992	9,942
Total revenue	7,072	7,599	25,576	29,680
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,423	1,345	4,881	5,782
Costs of customer support excluding depreciation and amortization	452	449	1,568	1,866
Sales and marketing	1,409	1,390	5,844	5,734
General and administrative	1,060	984	4,003	3,638
Product development	960	857	3,847	3,643
Depreciation	37	74	314	246
Amortization	195	24	266	95
Restructuring and other recovery	533	—	533	237
Total costs of revenue and operating expenses	6,069	5,123	21,256	21,241
Income from operations	1,003	2,476	4,320	8,439
Other income (expense):
Interest income	4	6	18	19
Interest expense	(112)	(4)	(121)	(17)
Other expense	—	—	—	(27)
Foreign currency exchange gain (loss)	212	(22)	(6)	(9)
Other income (expense), net	104	(20)	(109)	(34)
Income from operations before income taxes	1,107	2,456	4,211	8,405
Income tax expense	21	854	915	2,797
Net income	$1,086	$1,602	$3,296	$5,608
Basic income per common share	$0.09	$0.14	$0.28	$0.48
Diluted income per common share	$0.09	$0.13	$0.28	$0.47
Weighted average basic shares outstanding	11,740	11,664	11,693	11,642
Weighted average diluted shares outstanding	11,927	11,948	11,935	11,926

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$8,400	$9,781
Contract receivables, net	7,727	9,182
Unbilled work-in-progress, net	4,158	4,995
Prepaid and other current assets	1,459	1,331
Deferred income taxes	—	80
Total current assets	21,744	25,369
Property and equipment, net	560	659
Amortizable intangible assets, net	4,983	608
Goodwill	23,142	17,010
Long-term deferred income taxes	—	586
Total assets	$50,429	$44,232
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$5	$5
Revolving line of credit	10,000	—
Accounts payable and accrued liabilities	4,429	4,460
Income taxes payable	324	1,227
Unearned revenue	3,330	3,883
Total current liabilities	18,088	9,575
Long-term liabilities:
Capital lease obligations, net	1	7
Contingent earn-out obligation	178	178
Long-term unearned revenue	—	420

Total liabilities	18,267	10,180
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	97,418	96,005
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(5,999)	(4,534)
Accumulated deficit	(58,016)	(56,178)
Total stockholders’ equity	32,162	34,052
Total liabilities and stockholders’ equity	$50,429	$44,232

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014

Non-GAAP net income and income per share:

GAAP net income	$1,086	$1,602	$3,296	$5,608

Amortization of intangible assets	195	24	266	95

Stock-based compensation expense	88	59	317	401

Restructuring	533	—	533	237

Income tax adjustment for non-GAAP*	(224)	(41)	(324)	(255)

Non-GAAP net income	$1,678	$1,644	$4,088	$6,086

Diluted net income per share

GAAP	$0.09	$0.13	$0.28	$0.47

Non-GAAP	$0.14	$0.14	$0.34	$0.51

Shares used to compute diluted EPS	11,927	11,948	11,935	11,926

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014

Adjusted EBITDA:

Net income	$1,086	$1,602	$3,296	$5,608

Depreciation	37	74	314	246

Amortization of intangible assets	195	24	266	95

Stock-based compensation expense	88	92	317	401

Restructuring	533	—	533	237

Interest expense and other, net	(104)	20	109	34

Income tax expense	21	854	915	2,797

Adjusted EBITDA	$1,856	$2,666	$5,750	$9,418

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

Supplementary Data

(In thousands)  (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue
License fees and services

MMS	$2,817	$2,876	$8,067	$11,451

TSA	1,590	2,172	7,517	8,287

Total license fees and services	4,407	5,048	15,584	19,738

Customer support

MMS	1,050	913	3,537	3,169

TSA	1,615	1,638	6,455	6,773

Total customer support	2,665	2,551	9,992	9,942

Total revenue	$7,072	$7,599	$25,576	$29,680

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014

Bookings
License fees and services

MMS	$3,942	$3,732	$9,029	$11,572

TSA	1,337	1,428	7,143	6,792

Total license fees and services	5,279	5,160	16,172	18,364

Customer support

MMS	1,238	260	4,480	3,259

TSA	2,471	2,289	6,546	6,721

Total customer support	3,709	2,549	11,026	9,980

Total bookings	$8,988	$7,709	$27,198	$28,344

	Three months ended
	December 31,
	2015	2014
Backlog**
License fees and services

MMS	$5,031	$4,121

TSA	1,053	1,435

Total license fees and services	6,084	5,556

Customer support

MMS	2,593	1,697

TSA	3,398	3,330

Total customer support	5,991	5,027

Total backlog	$12,075	$10,583

**The change in backlog during the periods presented may not equal the difference between revenue recognized and bookings due to changes in foreign exchange rates.